Exhibit 99.1

UniPixel Reports Third Quarter 2016 Financial Results

For Immediate Release

Contact:

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

602-889-9700

unxl@lythampartners.com

Santa Clara, California – November 10, 2016 - UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touchscreen and flexible electronics markets, reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Operational Highlights include:

●	Initiated volume production, and commenced delivery, on touch sensors for tablet product for a national telecom company;
●	Awarded 6 additional program design wins since the beginning of the third quarter, bringing to 24 the total number of design wins since January 1, 2016;
●	During the third quarter the Company continued to respond to incoming requests for quotes for potential new programs;
●	Achieving significant operating efficiencies at Colorado Springs manufacturing facility, including a 49% material cost reduction;
●	The Company recently announced the closing of a $2.5 million accounts receivables credit facility with Bridge Bank.

Management Discussion

Jeffrey A. Hawthorne, president and chief executive officer of UniPixel, said, “Financial results for the quarter came in as anticipated as the legacy programs that were part of the April 2015 acquisition are approaching end-of-life status. We are currently delivering to three of these legacy programs. We are also delivering touchscreen sensors for a new 8-inch Android tablet that we announced as a design win in January 2016. The tablet is being offered by a major telecom company. As expected, this program took eight months for the customer to move into production.”

“As our legacy programs continue to wind down,” continued Mr. Hawthorne, “the next group of design awards, which came in March, April and May this year, are expected to go into volume production during the first two quarters of 2017. We are currently delivering initial small volumes for five new devices and supplying manufacturing validation units to an additional eight devices. These initial shipments are laying the groundwork for a 2017 ramp in production.

“Throughout 2016 we have been executing on process improvements at our Colorado Springs manufacturing facility to maximize operating efficiencies in order to effectively transition to volume production in 2017,” concluded Mr. Hawthorne. “Since the beginning of calendar 2016 we have achieved material cost reductions of 49% and have improved overall touch sensor yield by 35%. These improvements, along with ongoing initiatives, will have a significant impact on margins as revenue ramps in the first half of 2017 and continues in the second half of the year. This is an exciting time in the history of UniPixel as we shift into scale production. We look forward to successfully delivering leading-edge technology to our customers for many years to come.”

Third Quarter 2016 Results

For the three months ended September 30, 2016 revenues were $0.9 million compared to $1.0 million for the three months ended June 30, 2016 and $1.5 million for the three months ended September 30, 2015.

Cost of revenues under GAAP was $3.2 million for the three months ended September 30, 2016 compared to $3.9 million for the three months ended June 30, 2016 and $4.7 million for the three months ended September 30, 2015. Cost of revenue includes certain non-cash charges, including amortization of certain prepaid licenses, stock-based compensation and depreciation of equipment as well as other non-cash charges, which totaled $0.9 million during the third quarter of 2016, and $1.2 million in the third quarter of 2015. Excluding these non-cash charges, adjusted non-GAAP cost of revenues was $2.3 million in the third quarter of 2016 and $3.5 million during the third quarter of 2015.

SG&A expense under GAAP was approximately $1.9 million for the three months ended September 30, 2016 and June 30, 2016 and $1.7 million for the three months ended September 30, 2015. SG&A includes certain non-cash and non-recurring charges, including depreciation, stock-based compensation and severance, which totaled $0.5 million during the third quarter of 2016, and $0.5 million in the third quarter of 2015. Excluding these non-cash and non-recurring charges, adjusted non-GAAP SG&A was $1.4 million during the third quarter of 2016, and $1.2 million during the third quarter of 2015.

Research and development (“R&D”) expense under GAAP during the three months ended September 30, 2016 was $3.1 million compared to $1.0 million for the three months ended June 30, 2016 and $1.5 million for the three months ended September 30, 2015. For the third quarter of 2016 we had a ramp of new product introductions related to our program wins from early FY2016. R&D includes non-cash charges for stock-based compensation and amortization of certain prepaid licenses which totaled $0.5 million during the third quarter of 2016, and $0.3 million in the third quarter of 2015. Excluding these non-cash charges, adjusted non-GAAP R&D was $2.6 million during the third quarter of 2016, and $1.2 million during the third quarter of 2015.

Net loss was $(7.6) million, or $(0.17) per basic and diluted share for the three months ended June 30, 2016, as compared to a net loss of $(10.0) million, or $(0.60) per basic and diluted share for the three months ended September 30, 2015.

Adjusted EBITDA, a non-GAAP metric (see Table A), for the third quarter of fiscal 2016 was $(5.4) million compared to adjusted EBITDA of $(4.4) million in the third quarter of fiscal 2015.

As of September 30, 2016, the Company maintained cash and cash equivalents of $6.5 million, working capital of $8.5 million and no convertible notes or debt on the balance sheet. The Company recently closed on a $2.5 million accounts receivables credit facility with Silicon Valley-based Bridge Bank.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company has provided the following non-GAAP financial measures in this release and the accompanying table: non-GAAP cost of revenues, SG&A, R&D and adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.

The Company uses adjusted EBITDA as a non-GAAP financial measure. The Company defines adjusted EBITDA (loss) to exclude discontinued operations, debt issuance cost amortization, gains or losses to changes in the warrant liability, accretion of the discount on convertible notes, interest expense on convertible note, depreciation, amortization of licenses, non-cash stock-based compensation, restricted stock issuance expense and severance. The Company believes that adjusted EBITDA and the other non-GAAP financial measures are important indicators of the ongoing operations of the Company’s business and provide an additional tool to compare business performance across periods and provide an additional baseline for analyzing trends in the Company’s operations because these financial measures provide a view of our operations that excludes items that management believes are not reflective of the operating performance, such as items traditionally removed from net earnings in the calculation of EBITDA as adjusted.

The Company uses adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of its performance, for planning purposes, including the preparation of its annual operating budget, and to evaluate the effectiveness of its business strategies. Management does not place undue reliance on adjusted EBITDA as its only measure of operating performance. As a result, these non-GAAP measures are provided to supplement investors’ overall understanding of, and an enhanced level of transparency into, the Company’s financial performance. Adjusted EBITDA and the other non-GAAP financial measures should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. For reconciliation of GAAP to the non-GAAP financial measures, including adjusted EBITDA, see Table A that is included in the tables accompanying this release.

Conference Call

The Company has scheduled a conference call to discuss its financial results for the third quarter ended September 30, 2016. The call will be at 4:30 p.m. Eastern Time on Thursday, November 10, 2016.

Participants can access the conference call by dialing (844) 861-5501 or (412) 317-6582 or can listen via a live internet webcast available in the investor section of the Company’s website at www.unipixel.com/investors.

A teleconference replay of the call will be available at (877) 344-7529 or (412) 317-0088, confirmation code 10095708, through November 17, 2016. A webcast replay will be available in the investor section of the Company’s website at www.unipixel.com/investors for 90 days.

About UniPixel

UniPixel, Inc. (NASDAQ: UNXL) develops and markets Performance Engineered Films for the touchscreen and flexible electronics markets. The Company’s roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For further information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statement regarding UniPixel’s estimated dates of production, projected shipment of product, future revenues and margins, and continuation of process improvements. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. These statements are based on management’s current expectations. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. These risks, uncertainties, and other factors include, but are not limited to, the ability to recognize revenues, the ability to extend product offerings into new areas or products, the ability to compete in our currents markets, the ability to commercialize licensed technology, unexpected occurrences that deter the “bring to market” plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, our ability to attract and retain qualified personnel, our ability to raise additional capital, the ability to move product sales to production levels, the success of product sales in new markets or of recently produced product offerings, the ability to enforce our intellectual property rights and those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.

Trademarks in this release are the property of their respective owners

Financial Tables to Follow

Table A

Uni-Pixel, Inc
ITEMIZED RECONCILIATION BETWEEN NET LOSS AND NON-GAAP ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net loss	$(7,557)	$(10,020)	$(22,114)	$(31,449)

Discontinued operations	—	—	—	8,701

Debt issuance cost amortization	—	451	526	827

(Gain) loss on change in warrant liability	229	(1,092)	907	(4,992)

Accretion of discount on convertible notes	—	4,049	1,291	7,171

Other income/expense	3	193	12	424

Depreciation	250	287	803	3,583

Amortization	1,205	998	3,200	1,829

Stock compensation expense	123	380	410	1,329

Restricted stock issuance	363	330	999	1,061

Severance	—	4	8	94

Non-GAAP Adjusted EBITDA	$(5,384)	$(4,420)	$(13,958)	$(11,422)

UniPixel, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,461	$7,618
Restricted cash	—	4,098
Account receivable, net	767	334
Inventory	677	769
Debt issuance costs	—	526
Prepaid licenses	4,900	4,900
Prepaid expenses	452	819

Total current assets	13,257	19,064

Property and equipment, net	1,347	1,842
Other long-term assets	13	13
Prepaid licenses, net of current portion	1,954	5,629

Total assets	$16,571	$26,548

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$2,521	$1,150
Accrued liabilities	855	780
Convertible notes payable	—	2,773
Derivative liability	1,369	491

Total current liabilities	4,745	5,194

Royalty liability, net	700	1,175
Long term liabilities	432	645
Long term debt	—	450

Total liabilities	5,877	7,464

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 45,043,730 shares issued and outstanding at September 30, 2016 and 32,170,778 shares issued and outstanding at December 31, 2015	45	32
Additional paid-in capital	181,954	168,243
Accumulated deficit	(171,305)	(149,191)

Total shareholders’ equity	10,694	19,084

Total liabilities and shareholders’ equity	$16,571	$26,548

UniPixel, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue	$907	$1,498	$2,714	$2,867

Cost of revenues	3,231	4,701	11,431	8,128

Gross margin	(2,324)	(3,203)	(8,717)	(5,261)

Selling, general and administrative expenses	1,882	1,724	5,602	8,368
Research and development	3,119	1,491	5,059	5,690

Operating loss	(7,325)	(6,418)	(19,378)	(19,319)

Other income (expense)
Debt issuance cost amortization expense	—	(451)	(526)	(827)
Gain (loss) on change in warrant liability	(229)	1,092	(907)	4,992
Accretion of discount on convertible notes	—	(4,049)	(1,291)	(7,171)
Interest income (expense), net	(3)	(194)	(12)	(424)
Other income (expense), net	(232)	(3,602)	(2,736)	(3,429)

Net loss from continuing operations	$(7,557)	$(10,020)	$(22,114)	$(22,748)

Discontinued operations (note 8)
Loss on discontinued operations	—	—	—	(1,093)
Loss on impairment of property and equipment	—	—	—	(7,608)
	—	—	—	(8,701)

Net loss	$(7,557)	$(10,020)	$(22,114)	$(31,450)

Per share information
Basic
Loss from continuing operations	$(0.17)	$(0.60)	$(0.55)	$(1.61)
Net loss	$(0.17)	$(0.60)	$(0.55)	$(2.22)
Diluted
Loss from continuing operations	$(0.17)	$(0.60)	$(0.55)	$(1.61)
Net loss	$(0.17)	$(0.60)	$(0.55)	$(2.22)

Weighted average number of basic common shares outstanding	45,036,089	16,595,889	40,359,715	14,154,871
Weighted average number of diluted common shares outstanding	45,036,089	16,595,889	40,359,715	14,154,871